EXHIBIT 99.2

                                            FOR:  Consolidated Graphics, Inc.

                                    APPROVED BY:  Ronald E. Hale, Jr.
                                                  Vice President & Treasurer
                                                  (713) 529-4200

                                        CONTACT:  Betsy Brod/Nancy Healy
                                                  Media:  Stan Froelich
                                                  Morgen-Walke Associates, Inc.
                                                  (212) 850-5600

FOR IMMEDIATE RELEASE

              CONSOLIDATED GRAPHICS, INC. ANNOUNCES COMPLETION OF
                     THE JOHN C. OTTO COMPANY ACQUISITION

     HOUSTON, TEXAS - October 31, 1997 - Consolidated Graphics, Inc. (NYSE:CGX) today announced that it has completed the acquisition of The Otto Companies consisting of John C. Otto Printing, Otto Educational Collaboration and The Otto Marketing Group. Terms of this transaction were not disclosed.

     The Otto Companies are full service marketing, communication and graphic technology providers, serving the New England and metropolitan New York markets. In business for 118 years, John C. Otto is one of the country's oldest continuously operating commercial printing companies. Jeffrey T. Spear, President of The Otto Companies since 1987, will continue to lead the companies after the merger.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "With this transaction, Consolidated Graphics makes its first entry into the New England market and bolsters its presence overall in the Northeast. Jeff Spear and his employees have worked hard to achieve their excellent reputation for customer service while becoming the fastest growing print manufacturing facility in Western Massachusetts and Connecticut."

     "We are very pleased that The Otto Companies have joined Consolidated Graphics. With the resources we make available to Jeff Spear and his employees, they are well-positioned to continue their strong performance in the future," Mr. Davis concluded.

     Consolidated Graphics is recognized as the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength, and economies of scale.

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